Exhibit 10.1

Toys “R” Us, Inc.

Supplemental Executive Retirement Plan

Effective February 1, 2006

i

ARTICLE I

PURPOSE

Toys “R” Us, Inc. (the “Company”) has determined that it is in the best interest of the Company and its employees to establish a non-qualified deferred compensation plan which provides supplemental retirement benefits to certain eligible executives and their beneficiaries which is in excess of the limitations imposed by Sections 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), on certain contributions to the “TRU” Partnership Employees’ Savings and Profit Sharing Plan (the “Savings Plan”). Accordingly, the Company has adopted the Toys “R” Us, Inc. Supplemental Executive Retirement Plan (the “Plan”) effective as of February 1, 2006. The Plan shall not provide for Participant deferrals.

The Plan is intended to constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees. The Plan is a nonqualified deferred compensation arrangement for purposes of the Code and is intended to comply with Section 409A of the Code.

ARTICLE II

DEFINITIONS

When used herein, the following terms shall have the meanings set forth below:

2.1	“Account” means the unfunded bookkeeping account established for each Participant in accordance with Section 5.3.

2.2	“Administrative Committee” means the committee appointed by the ECOB to administer the Plan.

2.3	“Beneficiary” means the person designated in writing by a Participant to receive the amount, if any, payable under the Plan upon the Participant’s death. If a Participant does not designate a person to receive the amount payable under the Plan upon his or her death, “Beneficiary” means the person designated by the Participant to receive benefits which may be due under the Savings Plan upon his or her death.

2.4	“Board of Directors” or “Board” means the Board of Directors of the Company or a duly appointed committee thereof.

2.5	“Code” means the Internal Revenue Code of 1986, as amended.

2.6	“Company” means Toys “R” Us, Inc.

2.7	“Declared Interest” or “Interest” means the hypothetical investment gains or losses experienced under the Participant’s Account based on a portfolio of investments which is selected by the Administrative Committee, in its sole discretion.

2.8	“Disability” means that the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer, and “Disabled” means having a Disability.

2.9	“Disability Period” means the period commencing on the date a Participant became Disabled and ending on the earliest of: (a) the date of the Participant’s death; (b) the date as of which the Participant no longer has a Disability; or (c) the date as of which the Participant is entitled to a distribution pursuant to Article X.

2.10	“Effective Date” means February 1, 2006.

2.11	“Eligible Earnings” for a Plan Year means that portion of a Participant’s Total Compensation for the calendar year ending within the Plan Year that exceeds the compensation limitation under Section 401(a)(17) of the Code for such calendar year.

2.12	“Employer” means the Company and any corporation which, with the consent of the Board of Directors, adopts the Plan and becomes subject to its terms by filing with the Company a certified copy of a resolution of its Board of Directors adopting the Plan.

2.13	“Executive Committee of the Board” or “ECOB” means the Executive Committee of the Company’s Board of Directors.

2.14	“Normal Retirement Date” means the retirement date of a Participant as defined in Article VII.

2.15	“Notional Contribution” shall equal the amount to be credited to a Participant’s Account in accordance with the provisions of Section 5.1.

2.16	“Participant” means any Employee who becomes eligible for and commences participation in the Plan, as provided in Article IV.

2.17	“Plan” means the Toys “R” Us, Inc. Supplemental Executive Retirement Plan, as the same may be amended from time to time.

2.18	“Plan Year” means the 12 month period beginning on February 1 and ending on the last day of January of the following calendar year.

2.19	“Savings Plan” means the “TRU” Partnership Employees’ Savings and Profit Sharing Plan, as amended and restated as of January 24, 2003, as the same may be amended from time to time.

2.20	“Separation from Service” means a termination from employment for any reason including, but not limited to, retirement. A determination as to whether a Participant terminates from employment shall be made by the Administrative Committee and shall be based on all of the surrounding facts and circumstances pursuant to Section 409A of the Code. However, for purposes of Article VIII, Separation from Service shall not include any termination from employment by reason of death or Disability.

2.21	“Total Compensation” means Total Compensation as defined under the Savings Plan, except that Total Compensation shall not include sign-on bonuses, retention bonuses, project completion bonuses or any other type of success bonuses. The definition of Total Compensation shall be modified as provided in Section 5.5 regarding Disability.

Other capitalized terms used herein shall have the same meaning when used in this Plan as ascribed to them under the terms of the Savings Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may include the singular, and words used in the masculine may include the feminine or the feminine may include the masculine.

ARTICLE III

ADMINISTRATION

3.1	The Executive Committee of the Board of Directors (“ECOB”) or the Administrative Committee (subject to the ability of the ECOB to restrict the Administrative Committee) shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan including, without limitation, determination of Participant benefit claims in accordance with rules uniformly applicable to all Participants. Any actions of the ECOB or the Administrative Committee with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan, except that any action of the Administrative Committee will not be binding on the ECOB. The ECOB and Administrative Committee may each appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

3.2	The Administrative Committee shall consist of such number of Participants as shall be determined by the ECOB, each of whom shall be appointed by, shall remain in office at the will of, and may be removed, with or without cause, by the ECOB. Any Participant of the Administrative Committee may resign at any time. No Participant of the Administrative Committee shall be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The Participants of the Administrative Committee shall not receive any special compensation for serving in their capacities as Participants of the Administrative Committee, but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Administrative Committee or any Participant thereof in any jurisdiction.

3.3	Each Participant of the ECOB and the Administrative Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary of the Company, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no Participant of the ECOB or the Administrative Committee, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan. To the maximum extent permitted by law, the Company shall indemnify the Participants of the ECOB and the Administrative Committee against any and all claims, losses, damages, expenses, including any counsel fees and costs, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

An Employee shall be a Participant in the Plan for a Plan Year if he or she is designated by the ECOB as a Participant for the Plan Year and if he or she is eligible to participate in the Savings Plan for such Plan Year.

ARTICLE V

NOTIONAL CONTRIBUTIONS AND INTEREST CREDITS AND DEBITS

5.1	(a)	For each Plan Year, each Participant who is an Employee on the last day of the Plan Year shall have credited to his or her Account a Notional Contribution equal to 5 percent of such Participant’s Eligible Earnings. Such Notional Contribution shall be credited to the Participant’s Account under the Plan as soon as practicable, but in no event later than 120 days, following the end of the applicable Plan Year.

	(b)	In addition to the Notional Contribution amount determined under Section 5.1(a), the ECOB, at its discretion, may credit an additional Notional Contribution to the Account of each Participant who is an Employee on the last day of the Plan Year.

5.2	In addition to the Notional Contribution determined under Section 5.1, each Participant’s Account shall be credited or debited, whichever is applicable, with a Declared Interest amount determined under this Section 5.2. The amount of such credit or debit shall be determined (i) each day that the New York Stock Exchange is open for business (the “Valuation Date”) and (ii) based upon the hypothetical investments selected by the Participant, pursuant to procedures established by the Administrative Committee, from an investment portfolio established by the Administrative Committee. As of each Valuation Date, the Administrative Committee shall adjust a Participant’s Account to reflect any gains or losses, determined as if the Participant’s Account was invested in the options selected by the Participant, since the immediately preceding Valuation Date. The amount of Interest to be credited or debited under this Section 5.2 shall be calculated and credited or debited to the Participant’s Account as soon as administratively feasible following each Valuation Date.

Notwithstanding the above, Declared Interest shall not be credited or debited for periods commencing prior to the Effective Date.

5.3	The Administrative Committee shall establish or cause to be established a separate, unfunded bookkeeping Account for each Participant showing the Notional Contributions, Declared Interest, and other relevant data pertaining thereto. Each Participant shall receive an annual statement of his or her Account balance, which shall reflect Notional Contributions made pursuant to Section 5.1 and Interest credited or debited to his or her Account pursuant to Section 5.2 during the applicable Plan Year.

5.4	The establishment and maintenance of, or allocations, debits or credits to, the Account of any Participant shall not vest in that Participant or his or her Beneficiary any right, title, or interest in and to any specific assets of the Employer or in and to any trust fund maintained in connection with the Plan, except at the time or times and upon the terms and conditions expressly set forth in the Plan and any applicable trust document.

5.5	During a Participant’s Disability Period, the Total Compensation taken into account for purposes of Notional Contributions under Section 5.1, if any, shall be determined as follows:

(a)	Total Compensation for the Plan Year in which the Participant Becomes Disabled.

(i)	If the Participant terminates active service due to Disability prior to the end of the calendar year ending within a Plan Year, such Participant’s Total Compensation for that Plan Year shall be deemed to be his or her Total Compensation for the portion of such calendar year preceding the date on which his or her active service terminated multiplied by a fraction, the numerator of which is the total number of days during the calendar year in which the Participant was an Employee and the denominator of which is the number of calendar days in such calendar year preceding the date on which his or her active service terminated and during which the Participant was an Employee.

(ii)	If the Participant terminates active service due to Disability between January 1st and January 31st of a Plan Year, such Participant’s Total Compensation for the Plan Year shall equal his or her Total Compensation for the calendar year ending within the Plan Year.

(b)	Total Compensation for Succeeding Plan Years Ending Within the Disability Period. For any succeeding Plan Year ending within the Participant’s Disability Period, such Participant’s Total Compensation shall be deemed to be his or her Total Compensation determined for the preceding Plan Year (annualized, if the Participant was not an Employee for the entire calendar year ending in the preceding Plan Year), increased by four percent.

(c)	Total Compensation for Year of Recovery. If a Participant’s Disability Period ends as a result of his or her recovery from Disability during a calendar year (the Participant’s “Recovery Year”) and he or she returns to active service immediately after the Participant’s Disability Period ends, the Notional Contribution, if any, for the Plan Year in which the Recovery Year ends shall be determined based on Total Compensation for the Recovery Year equal to the sum of (a) the Total Compensation earned during the portion of the Recovery Year that excludes the Participant’s Disability Period and (b) the Total Compensation determined under Section 5.5(a) or (b) (as applicable) multiplied by a fraction, the numerator of which is the total number of days in the Recovery Year that fell within the individual’s Disability Period and the denominator of which is the total number of days during the Recovery Year in which the Participant was an Employee. If a Participant whose Disability Period ends as a result of his or her recovery from Disability returns to active service with the Employer during the Plan Year in which he or she recovers from Disability but not immediately after his or her recovery from Disability, and he or she is otherwise eligible to receive a Notional Contribution for such Plan Year, his or her Account shall be credited with a Notional Contribution for such Plan Year only if and to the extent determined by the ECOB.

5.6	(a)	The Company shall have the option to require the trust fund maintained in connection with the Plan to bear all costs incident to the operation of this Plan. If the Company requires that the trust fund maintained in connection with the Plan bears any costs incident to the Plan’s operation, each Participant’s Account shall be debited its proportionate share of such expense in accordance with rules adopted by the Administrative Committee and uniformly applicable to all Participants.

	(b)	If the Company does not exercise the option to charge the trust fund maintained in connection with the Plan for costs incident to the Plan’s operation, each Employer shall pay such costs or such portion thereof with respect to which said option has not been exercised. The proportion of such costs to be paid by each Employer in a particular Plan Year shall be in the ratio which the total of such Employer’s Notional Contributions bears to the total of the Notional Contributions of all of the Employers credited during such Plan Year.

ARTICLE VI

VESTING

6.1	Each Participant who Separates from Service on or after a Normal Retirement Date, dies, or is entitled to a distribution under Article X shall have a 100 percent vested and non-forfeitable right to an amount equal to the Participant’s Account balance, as adjusted pursuant to the provisions of Article V, as of the date of his or her Separation from Service, death or entitlement to a distribution under Article X. The Beneficiary of any Participant who dies while actively employed shall have a 100 percent vested and non-forfeitable right to an amount equal to the Participant’s Account balance, as adjusted pursuant to the provisions of Article V, as of the date of the Participant’s death.

6.2	(a)	Subject to the provisions of Article XII, each Participant who Separates from Service with the Employer, other than as provided in Section 6.1, shall not, except as provided in Section 6.2(b), be vested in, and shall forfeit the right to, any benefit under the Plan.

	(b)	A Participant who has completed five Years of Service prior to his Separation from Service with an Employer and who is not vested as provided under Section 6.1 shall receive a 100 percent vested and non-forfeitable right to an amount equal to his or her Account balance, as adjusted pursuant to the provisions of Article V, as of the date of Separation from Service and such amount shall be payable in accordance with the provisions of Section 8.2.

	(c)	Notwithstanding the provisions of Section 6.1 and 6.2(b), a Participant shall forfeit all rights to his benefits upon a determination by the ECOB that the Participant’s Separation from Service was for cause.

For purposes of this Section 6.2(c), “cause” shall mean, for any Participant, the meaning given to such term in an employment or other similar agreement entered into by such Participant on or after February 1, 2006 and approved by the Board, or in the absence of such an agreement it shall mean with respect to such Participant any of the following, as determined by the Board, (i) the willful failure of such Participant to perform any portion of his or her duties, (ii) willful misconduct by such Participant which is or is likely to be injurious to the Company or any of its subsidiaries, monetarily or otherwise, (iii) such Participant’s conviction of a felony (including a plea of nolo contendere), (iv) such Participant’s negligent performance of his or her duties, (v) any material breach by such Participant of the terms of this Plan, an Award Agreement, or any other agreement with the Company or any of its subsidiaries to which such Participant is a party, or (vi) a violation of the Toys “R” Us Code of Ethical Standards and Business Practices and Conduct or any other serious violation of any written policy of the Company or any of its subsidiaries.

ARTICLE VII

RETIREMENT DATE

The Normal Retirement Date of each Participant shall be the first day of any month coincident with or next following the date he or she Separates from Service with an Employer, dies or is entitled to a distribution under Article X at or after attainment of age 62 with five or more Years of Service.

ARTICLE VIII

DISTRIBUTIONS

8.1	A Participant may not receive a distribution from his or her Account prior to the date one of the following events occurs: Separation from Service, death or Disability. The Participant shall receive such distribution only as provided in Articles VIII, IX and X, respectively.

8.2	Each Participant who Separates from Service with an Employer shall receive as soon as practicable, but in no event later than 120 days following the date of such Separation from Service, a lump sum cash distribution equal to the value of the Participant’s vested Account balance, as adjusted pursuant to the provisions of Article V, as of the date of distribution.

8.3	Nonqualified Deferred Compensation Plan Omnibus Provision.

(a)	It is intended that any benefit which is provided pursuant to or in connection with the Plan which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. The ECOB is authorized to amend or declare void any election under the Plan in such manner as may be determined by it to be necessary or appropriate to evidence or further evidence required compliance with Section 409A of the Code.

(b)	It is specifically intended that all elections, consents and modifications thereto under the Plan will comply with the requirements of Section 409A of the Code (including any transition rules thereunder). The ECOB is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Section 409A of the Code (including any grandfather rules thereunder).

ARTICLE IX

DEATH BENEFITS

9.1	The Beneficiary of each Participant who dies while actively employed by an Employer shall be entitled to receive a lump sum distribution equal to the amount allocated to the Participant’s Account, as adjusted pursuant to the provisions of Article V, as of the date of death of the Participant. Any benefit payable pursuant to this Section 9.1 shall be paid to the Participant’s Beneficiary as soon as practicable following the date the Administrative Committee learns of the Participant’s death.

9.2	A Participant may change his or her Beneficiary at any time by filing a new Beneficiary designation form with the Administrative Committee.

ARTICLE X

DISABILITY DISTRIBUTIONS

10.1	If the Administrative Committee determines that a Participant is Disabled and the Participant has 2 or more Years of Service with the Employer as of the date on which the Participant ceases to perform substantial services for the Employer, the Participant shall receive a distribution of his Account on the date occurring 21 months after the date of Disability or as soon as administratively possible thereafter, but in no event later than 120 days thereafter, pursuant to Section 10.3. If the Administrative Committee determines that a Participant is Disabled and the Participant has less than 2 Years of Service with the Employer as of the date on which the Participant ceases to perform substantial services for the Employer, the Participant shall receive a distribution of his Account on the date occurring 14 weeks after the date of Disability, or as soon as administratively possible thereafter, but in no event later than 120 days thereafter, pursuant to Section 10.3. For purposes of this Section 10.1, a Participant shall not be Disabled until such time he receives income replacement benefits for a period of three months under an accident and health plan covering employees of the Employer. Notwithstanding the foregoing, if the Participant dies before the conclusion of the applicable 21 month or 14 week period described herein, the Beneficiary shall receive a distribution pursuant to Article IX.

10.2	A Participant shall not be entitled to a distribution under Section 10.1 if the Participant no longer has a Disability before the end of the 21 month or 14 week period, as applicable.

10.3	If a Participant is entitled to a distribution under Section 10.1, he shall receive a lump sum cash distribution equal to the value of the Participant’s Account, as adjusted pursuant to the provisions of Article V, as of the date of distribution.

ARTICLE XI

SOURCE AND PAYMENT OF BENEFITS

11.1	Benefits under the Plan are a contractual obligation of the Participant’s Employer and all payments under the Plan shall, unless paid in accordance with Section 11.2, be made from the general assets of such Employer. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor. Notwithstanding the foregoing, nothing herein shall prevent the transfer of funds to a trust for the purpose of paying benefits under the Plan as provided in Section 11.2.

11.2	Notwithstanding any provisions of Section 11.1 to the contrary, the Administrative Committee may establish a grantor trust or other arrangement (including, but not limited to, insurance contracts) for the benefit of Participants in the Plan. The assets of said trust or arrangement shall be held separate and apart from other Employer funds and shall be used exclusively for the purposes set forth in the Plan and the applicable documents establishing the trust or other arrangement, subject to the following conditions.

(a)	the creation of said trust or other arrangement shall not cause the Plan to be other than “unfunded” for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended;

(b)	the employer shall be treated as the “grantor” of any such trust for purposes of Sections 671 and 677 of the Code; and

(c)	the documents establishing the trust or other arrangement shall provide that the assets held under the trust or other arrangement may be used to satisfy claims of the Employer’s general creditors, provided that the rights of such general creditors are enforceable under federal and state law.

ARTICLE XII

AMENDMENT AND TERMINATION

12.1	The ECOB may, with prospective or retroactive effect amend, alter, suspend, discontinue or terminate the Plan at any time without the consent of Participants, stockholders or any other person; provided, however, that, without the consent of a Participant, no such action shall materially and adversely affect the rights of such Participant with respect to any rights to payment of amounts credited to such Participant’s account. Notwithstanding the foregoing, the ECOB may, in its sole discretion, terminate the Plan as of any date and distribute to the Participants an amount equal to their Account balances, as adjusted pursuant to the provisions of Article V, as of such date.

12.2	Notwithstanding Section 12.1, the ECOB shall not terminate the Plan to the extent that such termination would be construed as an impermissible acceleration of benefit payments pursuant to Section 409A(a)(3) of the Code.

ARTICLE XIII

MISCELLANEOUS

13.1	No person entitled to a benefit under the Plan shall have any power to assign, transfer, pledge, hypothecate or otherwise encumber the right to receive such payment and any attempt to do so shall be void and will not be recognized by the Administrative Committee.

13.2	The Company or any Employer shall have the right to deduct from amounts otherwise payable in settlement of an Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment.

13.3	Nothing in this Plan shall be construed to confer upon any person any legal right to be continued as an Employee of any Employer, and each Employer expressly reserves the right to discharge any Employee whenever the interest of the Company or Employer in its sole judgment may so require, without any liability on the part of the Company, the Employer, the ECOB or the Administrative Committee.

13.4	Any final payment or distribution to the Participant or Beneficiary or their legal representative shall be in full satisfaction of all claims against the Plan, the Administrative Committee, the ECOB and the Employer.

13.5	If the Administrative Committee finds that the Participant or other person entitled to a benefit under the Plan is unable to care for his or her affairs because of illness or accident or because he or she is a minor, the Administrative Committee may direct that any benefit due him or her be paid to his or her spouse, a child, a parent or other blood relative or a person with whom he or she resides, unless a claim has been made for the benefit by a duly appointed legal representative. Any payment made under the provisions of this Section 13.5 shall be a complete discharge of the liabilities of the Plan for that benefit.

13.6	A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in the value of an Account and neither the Plan, the Employer, the ECOB nor the Administrative Committee shall be liable or responsible therefor.

13.7	In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

13.8	This Plan shall be construed and administered in accordance with the laws of the State of New York.